Exhibit 10.1

                           LOAN MODIFICATION AGREEMENT

     THIS LOAN MODIFICATION AGREEMENT ("Modification Agreement") is made as of January 11, 2002, between ADVANCED MARKETING SERVICES, INC., a Delaware corporation ("Borrower"), and CALIFORNIA BANK & TRUST, a California banking corporation ("Bank"), with reference to the following:

                                 R E C I T A L S

     A. Bank and Borrower are parties to that certain Amended and Restated Loan Agreement entered into effective July 27, 2000 ("Loan Agreement"), pursuant to which Borrower delivered to Bank a promissory note dated July 27, 2000 made by Borrower as maker to Bank, in the original principal amount of $12,000,000 ("Note"). The Loan Agreement, Note and related documents are referred to collectively as the "Loan Documents". Initially capitalized terms not otherwise defined herein have the same meanings as in the Loan Agreement.

     B. The parties now wish to revise the Loan Documents to (i) increase the minimum Optional Interest Rate advance, (ii) change the Optional Interest Rate periods from which Borrower may select, and (iii) revise certain financial covenants of Borrower.

     THE PARTIES AGREE AS FOLLOWS:

     1. MODIFICATION OF LOAN DOCUMENTS. Subject to the conditions precedent of Paragraph 2 below, the Loan Documents are modified in the following respects:

        1.1 The minimum portion of the Revolving Line that may bear interest at the Optional Interest Rate shall be increased from $500,000 to $2,000,000.

        1.2 The periods for which Borrower may select an Optional Interest Rate shall be periods of one (1), three (3), six (6), nine (9) or twelve (12) months.

        1.3 No later than forty-five (45) days after the end of each fiscal quarter and ninety (90) days after the end of each fiscal year, Borrower shall demonstrate to Bank's reasonable satisfaction that (i) Borrower's Tangible Net Worth is not less than Seventy Million Dollars ($70,000,000), (ii) the ratio of Senior Debt to EBITDA for the Computation Period just ended is not more than 1.85:1, (iii) the value of Eligible Accounts Receivable is more than the Loan; and (iv) Borrower's Current Ratio is not less than 1.10:1.

        1.4 Borrower shall, no later than forty-five (45) days after the end of each quarter, demonstrate to Bank's reasonable satisfaction a Leverage Ratio that is no more than 3.00:1 for the quarters ending March 31, June 30 and December 31, and 3.25:1 for the quarter ending September 30.

        1.5 For purposes of this Modification Agreement, the following terms shall have the following meanings:

             (a) "Computation Period" means any period of four (4) consecutive fiscal quarters of Borrower (including any fiscal year).

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             (b) "Current Assets" means, at a particular date, all amounts that would, in conformity with GAAP, be included under current assets on a balance sheet of Borrower as of such date; provided, however, that such amounts shall not include any Intangibles.

             (c) "Current Liabilities" means, at a particular date, all amounts that would, in conformity with GAAP, be included under current liabilities on a balance sheet of Borrower as of such date, but in any event including the amounts of (i) all Indebtedness of Borrower payable on demand or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, (ii) any payments in respect of any Indebtedness of Borrower (whether installment, serial maturity or sinking fund payments or otherwise) required to be made not more than twelve (12) months after such date,
(iii) all Indebtedness of Borrower hereunder to Bank with respect to the Loan, and (iv) to the extent that maintenance of such reserves is required under GAAP, all reserves in respect of liabilities or Indebtedness payable on demand, or at the option of the Person to whom such Indebtedness is owed, not more than twelve
(12) months after such date, the validity of which is contested at such date.

             (d) "Current Ratio" means the ratio of Current Assets to Current Liabilities.

             (e) "EBITDA" means, for any referenced Computation Period, the aggregate earnings of Borrower before interest, income and franchise taxes, amortization and depreciation for the Computation Period, excluding extraordinary items, each as determined in accordance with GAAP.

             (f) "GAAP" means generally accepted accounting principles, consistently applied.

             (g) "Indebtedness" means the Loan, the Senior Revolving Credit, and all other loans and advances to Borrower (including those made hereunder), whether by Bank or by a third-party lender, and debts, liabilities, obligations, covenants and duties of Borrower, whether now or hereafter made, incurred, covenanted or created, whether voluntary or involuntary, and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, regardless of whether Borrower may be liable individually or jointly with others, or whether recovery upon any of the same may be or hereafter become barred by any statute of limitations, and whether any of the same may be or hereafter become otherwise unenforceable. The term "Indebtedness" also includes all renewals and extensions of any and all such loans, advances, debts, obligations and liabilities.

             (h) "Intangibles" means, at a particular date, all assets of Borrower, determined at such date, that would be classified as intangible assets in accordance with GAAP, but in any event including, without limitation, unamortized debt discount and expense, unamortized organization and reorganization expense, costs in excess of the net asset value of acquired companies, patents, trade or service marks, franchises, trade names, goodwill and the amount of any write-up in the book value of any assets resulting from any revaluation thereof after the Funding Date.

             (i) "Leverage Ratio" means the ratio of Total Liabilities to Tangible Net Worth.


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             (j)  "Long-Term Liabilities" means, at a particular date, all amounts that would, in conformity with GAAP, be included under liabilities on a balance sheet of Borrower as of such date, but excluding Current Liabilities.

             (k)  "Senior Debt" means the Loan and the Senior Revolving Credit;

             (l) "Senior Revolving Credit" means that certain revolving credit facility being extended by Bank to Borrower in the maximum aggregate amount of Thirteen Million Dollars ($13,000,000) pursuant to a Revolving Credit Agreement dated as of December 31, 2001 between Bank and Borrower and executed concurrently with execution of this Modification Agreement.

             (m) "Subordinated Debt" means all Long-Term Liabilities that have been subordinated to the Senior Debt by subordination agreements, acceptable to Bank in its sole discretion, signed by Borrower and the creditor on the Subordinated Debt.

             (n) "Tangible Net Worth" means Borrower's book net worth, as established in accordance with GAAP, minus Intangibles but plus Subordinated Debt.

             (o) "Total Liabilities" means, at a particular date, all Current Liabilities, plus all Long-Term Liabilities that are not Subordinated Debt.

     2. CONDITION PRECEDENT. This Modification Agreement, and all rights and obligations of the parties hereunder, shall be effective only upon the date on which by which the following condition precedent has been satisfied or waived ("Effective Date"): Borrower and Bank shall have delivered the documents evidencing and securing the Senior Revolving Credit and Borrower shall have satisfied the conditions precedent to the initial advance thereunder. The foregoing condition precedent is solely for the benefit of Bank, and may be waived in writing unilaterally by Bank.

     3. OTHER MATTERS OF AGREEMENT.

        3.1 Except as expressly set forth herein, this Modification Agreement shall not affect or impair any other covenants or conditions set forth in the Loan Documents.

        3.2 This document may be executed in two or more counterparts, each of which will be considered an original but all of which together shall constitute one agreement.



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        3.3  Except as modified hereby, all provisions of the Loan Documents shall remain in full force and effect.

BANK: CALIFORNIA BANK & TRUST, a California banking corporation


                                 By /S/ STEVE DELONG
                                    --------------------------------------------
                                 Name  STEVE DELONG
                                       -----------------------------------------
                                 Title VICE PRESIDENT
                                       -----------------------------------------


                                 By
                                    --------------------------------------------
                                 Name
                                       -----------------------------------------
                                 Title
                                       -----------------------------------------


BORROWER:                        ADVANCED MARKETING SERVICES, INC., a
                                 Delaware corporation


                                 By /S/ MICHAEL M.  NICITA
                                    --------------------------------------------
                                    Michael M. Nicita, President and CEO


                                 By /S/ EDWARD J.  LEONARD
                                    --------------------------------------------
                                    Edward J. Leonard, Exec. Vice Pres. and CFO